Exhibit 10.1

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (this “Agreement”) is entered into as of the last date indicated on the signature page hereto and effective as of September 30, 2025 (the “Effective Date”) by and between Ergon Asphalt & Emulsions, Inc., a Mississippi corporation whose principal place of business is 2829 Lakeland Drive, Jackson, MS 39232 (“Ergon”), and Verde Renewables, Inc. (“Verde”), a Missouri corporation whose principal place of business is 8112 Maryland Ave., Suite 400, St. Louis, MO 63105 (Ergon together with Verde, the “Parties” or each, a “Party”).

Recitals

WHEREAS, Verde possesses knowledge and experience related to proprietary and innovative technologies for road construction applications, including Verde’s proprietary V24 Liquid Emulsifying Agent (“Verde V24”) (collectively, the “Verde Technologies”), and provides support services to companies desiring to use the Verde Technologies; and

WHEREAS, Verde desires to offer Ergon a license to use, manufacture, commercialize, market, sell, and distribute Product (as defined herein) using the Verde Technologies, and to use the Verde Trademarks, as further provided under the terms and conditions of this Agreement; and

WHEREAS, Ergon desires to use, manufacture, commercialize, market, sell, and distribute Product under the Verde Trademarks and using the Verde Technologies, and desires Verde to provide services related to the Verde Technologies, all pursuant to the terms and conditions of this Agreement.

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements set forth herein, and intending to be legally bound, the Parties agree as follows.

1. Definitions

a. “Affiliate” means, with respect to any entity, any other entity or individual controlling, controlled by or under common control with such entity. The term “control” as used in the preceding sentence means the right to exercise, directly or indirectly, more than 50% of the voting rights attributable to the equity interests of an entity or the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such entity.

b. “Confidential Information” means all information that is of a non-public, confidential, or proprietary nature and that a Party (“Disclosing Party”) provides to the other Party (“Recipient”) under this Agreement, including without limitation the Verde Technologies, all technical information, financial and accounting information (including results of operations), business plans, provisional patents or patent applications, trade secrets, Know-How, processes, procedures, compositions, devices, methods, formulas, protocols, techniques, data, and customer and supplier lists. “Confidential Information” shall not include information that Recipient can establish by documentary evidence: (i) was in the public domain at the time of disclosure; (ii) later became part of the public domain through no act or omission of Recipient, its employees, agents, successors, assigns, or Representatives in breach of this Agreement; or (iii) was lawfully disclosed to Recipient by a third party having the right to disclose and was not subject to any obligation of confidentiality.

EXECUTION VERSION

c. “Improvements” means any invention, development, or modification during the Term made by Ergon in the course of making or using Product that relates to the composition, manufacture, or methods of use of the Verde Technologies. For the avoidance of doubt, Improvements do not include any products developed by Ergon that do not include Verde V24.

d. “Initial Term” means the period commencing on the Effective Date and continuing for ten (10) years thereafter.

e. “Know-How” means all non-public technical, scientific and other know-how and information, trade secrets, knowledge, technology, inventions, means, methods, processes, practices, formulas, instructions, skills, techniques, procedures, experiences, ideas, technical assistance, designs, drawings, assembly procedures, computer programs, apparatuses, specifications, data, records, results and other material.

f. “License” has the meaning set forth in Section 3.a.

g. “Product” means any product that contains or is manufactured or formed by Ergon or its sublicensees using Verde V24. For the avoidance of doubt, neither Ergon nor its sublicensees shall have the right to manufacture Verde V24.

h. “Product Materials” means biochar and Verde V24.

i. “Renewal Term” means a period of ten (10) years.

j. “Representatives” has the meaning set forth in Section 9.b.

k. “Services” has the meaning set forth in Section 2.

l. “Specifications” means the specifications for the Verde V24, biochar, the Product and the finished end product when combined with biochar, as mutually agreed upon by Ergon and Verde from time to time.

m. “Term” means the Initial Term together with the Renewal Term.

n. “Territory” means Canada, Mexico, and the United States, including all states, territories, and regions of the United States.

o. “Verde Know-How” means all Know-How owned or controlled by Verde as of the Effective Date or during the Term relating to the development, testing, manufacture, commercialization or other use or exploitation of any Verde Technologies or Improvements.

p. “Verde Technologies” means the Improvements, Verde Know-How, and any provisional patents, patents applications or patents that issue therefrom, filed in the U.S. or any other country, region, or territory, related to the composition, manufacture, or methods of use of the Verde Technologies.

q. “Verde Trademarks” means those trademarks of Verde set forth in Appendix 1, attached hereto and incorporated herein.

LICENSE AGREEMENT

EXECUTION VERSION

2. Verde Services. Verde shall, at Ergon’s request and in coordination with Ergon, use commercially reasonable efforts to perform the services described on Appendix 2 attached hereto and incorporated herein (as defined therein, the “Services”). As part of the Services, Verde shall, promptly following the execution of this Agreement, provide to Ergon all of the Verde Know-How reasonably necessary or useful for Ergon to exercise its rights under the License.

3. License Grant

a. License. Verde hereby grants to Ergon and its Affiliates a non-transferable license to the Verde Technologies (i) on an exclusive basis to use, manufacture, commercialize, market, sell, and distribute the Product in the Territory, and (ii) on a non-exclusive basis to use solely Verde Trademarks in connection with the promotion, marketing, sale, and use of the Product in the Territory, including the creation and distribution of instructional and promotional materials with respect to the Product (the foregoing clauses (i) and (ii) are collectively, the “License”). Additionally, Verde hereby grants to Ergon and its Affiliates a non-transferrable limited right to sublicense to the extent described in Section 3.d. This grant of the License and the Sublicense (defined below) is subject to the right retained by Verde to market and sell the Product, use Verde Trademarks, and use the Verde Technologies for all purposes outside of the Territory.

b. Know-How, Improvements, and Derivative Works. Verde shall own at all times the Verde Technologies including all Improvements. Ergon shall disclose to Verde its Improvements. Ergon hereby assigns and shall assign to Verde all of its right, title, and interest in and to any and all Improvements, including the right to seek intellectual property protection therefor in the U.S. and any other country, region, or territory. Upon Verde’s request, Ergon agrees to, at Verde’s expense, take actions reasonably necessary to secure Verde’s rights in Improvements, in order to assign and convey to Verde the sole and exclusive rights, title, and interest in and to Improvements and intellectual property rights appurtenant thereto.

c. Ergon Affiliates. The rights granted to Ergon under this Agreement may be exercised by its Affiliates, provided that Ergon shall be responsible for ensuring that such Affiliate abides by the terms of this Agreement applicable to the exercise of such rights, including all terms related to the protection of the Verde Technologies and Verde Trademarks.

d. Sublicense. Ergon shall be permitted to sublicense the Verde Technologies and the Verde Trademarks to third parties for the sole purpose of using, manufacturing, commercializing, marketing, selling, and distributing the Product within the Territory (the “Sublicense”). No Sublicense may exceed the scope of rights in the License granted to Ergon hereunder. Ergon shall only grant a Sublicense to purchasers of the Product that have signed a written agreement containing sublicensing and other contractual terms approved by Verde in advance. Ergon warrants and represents that it will enforce any material breach of any such sublicense agreement by a sublicensor. In the event of a material breach by the sublicensor that remains uncured after a reasonable cure period as provided for in such sublicense agreement, Ergon shall terminate the sublicense agreement by written notice to the sublicensor. Notwithstanding the foregoing or any agreement regarding a Sublicense, Ergon shall remain primarily liable to Verde for all of Ergon’s duties and obligations contained in this Agreement. Ergon shall deliver to Verde a copy of any sublicense agreement, including modifications thereto, entered into by Ergon and a sublicensor.

e. Ergon Customers. To the extent, after the Effective Date, Ergon enters into written agreements or commitments with customers of Ergon for the sale of Products from Ergon to such customers, such agreements shall include a provision recommending that such customers purchase exclusively from Verde biochar for use in the creation of any surface course material containing Product.

f. Further Technologies. The Parties hereby agree to engage in good faith negotiations of agreements similar in purpose to this agreement for other technologies in the possession or control of Verde, including the proprietary enzyme TerraZyme, that may be complimentary to the Verde Technologies.

LICENSE AGREEMENT

EXECUTION VERSION

4. Ergon Obligations

a. Marketing

i.	Ergon shall use commercially reasonable efforts to use, manufacture, commercialize, market, sell, and distribute the Product in accordance with the License and the terms of this Agreement. For avoidance of doubt, nothing in this Agreement shall prohibit Ergon from using, manufacturing, commercializing, marketing, selling, and distributing products in competition with the Product.

ii.	Ergon shall comply with the branding guidelines set forth in Appendix 1 for the trademarks, including brand names and product names, identified therein. Such guidelines and the identification of trademarks may be updated by Verde from time to time in its sole discretion with notice to Ergon.

b. Manufacturing

i.	To implement the Verde Technologies and manufacture Product in accordance with the License, Ergon shall purchase Verde V24 exclusively from Verde.

ii.	Ergon shall manufacture the Product in compliance with the Specifications.

c. Permits. Ergon shall, at its own expense, obtain all permits, registrations, and approvals required by applicable law to manufacture, market, and sell the Product for the performance of its obligations under this Agreement.

d. Anti-Bribery Compliance. Ergon shall adopt and implement policies to ensure compliance with the U.S. Foreign Corrupt Practices Act, and any other anti-bribery or anti-corruption laws of any country in which Ergon does business (“Anti-Bribery Laws”), U.S. export control laws and Office of Foreign Asset Control regulations concerning embargoed countries and prohibited parties. Notwithstanding anything in this Agreement to the contrary, Ergon shall not retain any of the payments received from the sale of Product which result from a violation of Anti-Bribery Laws or this Section 4.b.iv.

e. No Additional Terms; Prohibited Business Practices. Verde shall not be obligated to any third parties with whom Ergon may make proposals or agreements contrary to this Agreement. Ergon shall not: (i) engage in any deceptive, misleading or unlawful practices that would reasonably be expected to be detrimental to Verde and its products or services (including, without limitation, any disparagement of Verde and its products or services); (ii) make any knowingly false or misleading representations with regard to Verde or Verde’s products and services; (iii) publish or use, or cooperate in the publication or use of, any misleading or deceptive advertising materials relating to Verde or the Product; or (iv) make any representations, warranties or guarantees to any third parties or to the trade press with respect to the specifications, features, or capabilities of the Product that are inconsistent with the specifications and documentation for the Product provided by Verde to Ergon.

5. Term and Termination

a. Term. This Agreement shall be for the Initial Term. Upon the expiration of the Initial Term, this Agreement shall automatically renew for consecutive subsequent Renewal Terms, unless and until at least six (6) months prior to the expiration of the Initial Term or a Renewal Term, either Party provides notice to the other Party that it wishes to terminate this Agreement.

LICENSE AGREEMENT

EXECUTION VERSION

b. Termination. Either Party may terminate this Agreement, entirely or with respect to any portion of the Territory, or the exclusive nature of the License grant in any portion of the Territory, upon delivery of written notice to the other Party, if any of the following occur:

i.	Ergon fails to make any undisputed payments when due under this Agreement, and Ergon fails to make the required payment within [**] after receiving notice from Verde; or

ii.	Either Party or their Affiliates are in material breach of any non-payment provision of this Agreement, and does not cure such breach within [**] after receiving notice from the non-breaching Party; or

iii.	Verde delivers notice to Ergon of [**] actual material breaches of this Agreement in any [**] period, even in the event that Ergon cures such breaches during the applicable cure period; or

iv.	Immediately by Verde if Ergon or any Affiliate initiates any proceeding or action to challenge the validity of the Verde Trademarks or Verde Technologies, or assists a third party in pursuing such a proceeding or action; or

v.	By Verde, if the Product, as provided by Ergon, fails to perform in accordance with the Specifications on [**] jobs for which Ergon has supplied the Product and where such failure was not demonstrably caused by something other than the quality of the Product, as determined by a third party inspector with expertise in the field reasonably selected by Verde; or

vi.	Immediately, without the necessity of any action being taken by Verde or Ergon, if (i) Ergon or Verde becomes insolvent or the subject of a proceeding under any bankruptcy or re-organization law, (ii) Ergon or Verde elects or takes steps to liquidate its assets or dissolve its business, (iii) Ergon or Verde ceases its business operations, (iv) Ergon or Verde makes an assignment for the benefit of creditors, or (v) the business or assets of Ergon or Verde are otherwise placed in the hands of a receiver, assignee or trustee, whether by voluntary act of Ergon or Verde or otherwise.

c. Effect of Termination or Expiration. Upon expiration or termination of this Agreement:

i.	The License and all other rights of Ergon under this Agreement shall terminate immediately;

ii.	Ergon shall cease making, having made, distributing, having distributed, using, marketing, offering to sell or selling all Product by the effective date of termination, and no further exercise of the License is permitted, and if this Agreement expires or is terminated for any reason other than pursuant to a breach by Ergon, Verde shall buy back any and all remaining Product Materials that Ergon purchased from Verde, at the same price as that paid by Ergon;

iii.	Ergon shall tender payment of all accrued amounts and other payments due to Verde as of the effective date of termination;

LICENSE AGREEMENT

EXECUTION VERSION

iv.	Nothing in this Agreement will be construed to release either Party from any obligation that matured prior to the effective date of termination;

v.	Ergon shall cease all display, advertising and use of all Verde Trademarks and immediately discontinue the use of Verde’s intellectual property and any stationery, advertising, or anything else that may imply that Ergon is marketing, handling, or selling Product. Thereafter, Ergon shall not use, either directly or indirectly, any name, title, expression, or mark so nearly resembling any of the Verde Trademarks that such use may be likely to cause confusion or uncertainty or to deceive the public;

vi.	Ergon will destroy or return to Verde all Verde Confidential Information (including all copies thereof) then in the possession or control of Ergon and certify in writing to Verde the destruction of all copies of any materials provided by Verde; and

vii.	Nothing in this Agreement shall be construed to limit Verde’s ability to license, supply, or otherwise transact with respect to the Product to any party in or outside of the Territory.

d. Leadership Continuity.

i.	Verde acknowledges and agrees that Ergon considers Mr. Jack Wong, in his capacity as Chief Executive Officer of Verde’s parent company, Verde Resources, Inc. (“Verde Resources”), and Mr. Eric Bava, in his capacity as Chief Operating Officer of Verde Resources (together, the “Key Executives”), to be essential to the success of the strategic relationship and the performance of this Agreement. Ergon’s willingness to enter into and maintain this Agreement is materially based on the leadership, vision, and expertise of the Key Executives, which Ergon believes are critical to ensuring the productive direction of Verde and the matters contemplated by this Agreement. Accordingly, in the event either Key Executive is removed or otherwise ceases to serve as Chief Executive Officer or Chief Operating Officer of Verde, respectively, for reasons other than (i) voluntary resignation/departure, or (ii) termination for “Cause” (as defined in such executive’s employment agreement), including, without limitation, removal or displacement arising from boardroom dynamics, shareholder actions, or other governance matters that, in Ergon’s reasonable judgment, could alter the strategic direction of Verde, such occurrence shall constitute a “Leadership Change.”

ii.	In the event of a Leadership Change, Ergon shall have the right, in its sole discretion, to terminate this Agreement upon sixty (60) days’ prior written notice to Verde, without penalty, liability, or damages of any kind, except for obligations accrued prior to the effective date of such termination. For the avoidance of doubt, this provision is intended solely as a commercial safeguard to protect the business relationship between the Parties and does not confer upon Ergon any right to participate in or influence the governance, management, or decision-making of Verde.

iii.	During the sixty day period after notice of termination due to a Leadership Change is provided by Ergon, the Parties agree to mutually and in good faith assess the circumstances of the Leadership Change and the then current business relationship between Verde and Ergon, with a view towards either continuing the business relationship on the terms of this Agreement or such other terms as may be mutually agreed upon, or winding down such relationship in an orderly fashion so as to minimize the disruption to the respective business and customers of Verde and Ergon.

LICENSE AGREEMENT

EXECUTION VERSION

e. The provisions of this Section 5.e and Sections 8 (Infringement by Third Parties), 9 (Confidentiality), 10 (Warranties; Disclaimer of Warranties), 11 (Limitation of Liability), 12 (Indemnification), 13 (Insurance), 14 (Notices), and 16 (General Provisions) shall survive any termination or expiration of this Agreement. In addition, the provisions of Section 6 (Purchase Price and Payment) shall survive with respect to all activities and payment obligations accruing prior to the termination or expiration of this Agreement.

f. VERDE SHALL NOT BE LIABLE TO ERGON IN THE EVENT OF ANY TERMINATION THAT IS IN ACCORDANCE WITH THIS AGREEMENT, EXPIRATION OR FAILURE TO AGREE UPON AN EXTENSION OF THE TERM, FOR COMPENSATION, REIMBURSEMENT OR DAMAGES OF ANY KIND RELATED TO SUCH TERMINATION, INCLUDING WITHOUT LIMITATION FOR THE LOSS OF PROSPECTIVE PROFITS, OR ANTICIPATED SALES, ON ACCOUNT OF EXPENDITURES, INVESTMENTS, OR COMMITMENTS IN CONNECTION WITH THE BUSINESS, LOSS OF GOODWILL OF ERGON OR FOR ANY INDIRECT, CONSEQUENTIAL, INCIDENTAL, EXEMPLARY, PUNITIVE OR SPECIAL DAMAGES.

6. Purchase Price and Payment; Future Minimums

a. Purchase Price.

i.	Ergon shall purchase V24 at a price of USD $[**] per liter (the “Unit Cost”), on an [**] basis from Verde’s designated manufacturing facility [**] (or such other facility as Verde may designate in its sole discretion from time to time). Title to, and risk of loss of, the Verde V24 purchased by Ergon shall transfer to Ergon upon [**]. From and after such point, Ergon shall be solely responsible for, and shall bear all costs and expenses associated with, transportation, freight, insurance, handling, and any other charges.

ii.	During the Term, the Unit Cost shall be subject to annual adjustment on each anniversary of the Effective Date, based on [**]. The first potential adjustment will be based on [**].

b. Payment. Ergon shall pay the amounts due under this Agreement to Verde at Verde’s offices at the address set forth in Section 13.d by check, or by wire transfer or electronic funds transfer to such banking institution as Verde may direct from time to time. Payments shall be made in United States Dollars. If payment is not received by the due date, a late charge may be added at the rate of [**] or the maximum legal rate, whichever is less, from the due date thereof until paid.

LICENSE AGREEMENT

EXECUTION VERSION

c. Future Minimum Purchase Obligations.

i.	The Parties agree that Ergon shall not be subject to any minimum purchase obligations with respect to Verde V24 during the initial fifteen (15) month “go-to-market period” following the Effective Date.

ii.	Commencing for the calendar year starting January 1, 2027, and for each calendar year thereafter during the Term of this Agreement, the Parties shall in good faith discuss whether to implement minimum purchase obligations with respect to Ergon’s purchase of Verde V24 from Verde (the “Minimum Purchase Amount”) taking into consideration [**]. The Parties shall endeavor in good faith to agree on any Minimum Purchase Amount for a calendar year [**].

iii.	For the avoidance of doubt, it is agreed that Ergon shall not be obligated to agree to a Minimum Purchase Amount. However, once a Minimum Purchase Amount is agreed to for any year, the Parties will in good faith establish a Minimum Purchase Amount for each subsequent calendar year during the Term, considering [**]. Verde expressly acknowledges that, following the establishment of a Minimum Purchase Amount, the Minimum Purchase Amount for any given year may be less than the Minimum Purchase Amount for the prior year based on the foregoing factors.

iv.	For each calendar year commencing January 1, 2027 in which a Minimum Purchase Amount is in effect, failure by Ergon to purchase the Minimum Purchase Amount in any year shall constitute a material breach of this Agreement. In such event, Ergon may cure such breach by paying the [**]. If Ergon does not cure such breach with the [**] period, Verde shall have the right, in its sole discretion and as its sole and exclusive remedy, to convert the exclusivity granted under this Agreement to a non-exclusive license by written notice to Ergon.

7. Carbon Credits.

a. Verde shall provide to Ergon 40% of Verde’s share of the biochar carbon removal credits generated from the mixing of the final bio-asphalt surface material. Biochar carbon removal credits shall be generated from: (1) bulk mixing, and (2) packaged mix. Notwithstanding the foregoing, Verde shall not be required to provide to Ergon any carbon credits generated from the mixing of the final bio-asphalt surface material that includes biochar purchased from a supplier other than Verde.

b. Verde shall implement a dedicated software system to track biochar sales and distribution, capture and manage life cycle assessment data, and record the generation of all biochar carbon removal credits.

c. As soon as is reasonably practicable after the last day of each calendar quarter, Verde shall deliver to Ergon a true and accurate written report, providing details relating to biochar carbon removal credits. This report shall include at least (i) an itemization of biochar sales and distribution, (ii) life cycle assessment data, and (iii) Verde’s calculation of biochar carbon removal credits.

LICENSE AGREEMENT

EXECUTION VERSION

8. Infringement By Third Parties. If Ergon becomes aware of any infringement or potential infringement of the Verde Technologies or Verde Trademarks within the Territory, it shall promptly notify Verde of such infringement in writing. The Parties shall thereupon confer together as to what steps are to be taken to stop or prevent such infringement. Verde agrees to use reasonable efforts to stop any such infringement but shall not be obligated to commence proceedings against the infringer. If Verde elects to commence proceedings, then Verde shall be responsible for any legal costs incurred, and if such infringement occurred within the Territory, then [**] of the proceeds resulting from any proceeding or settlement in connection with such infringement, less the incurred legal costs, shall be paid to Ergon within thirty (30) days of receipt thereof. If Verde does not commence proceedings within [**] of becoming aware of such actual or potential infringement, Ergon shall be entitled to do so in its own name against the infringer, in which event Ergon shall be responsible for all legal costs incurred, without recourse to Verde; provided, however, that such right to bring an infringement action shall remain in effect only for so long as the License remains exclusive throughout the Territory. Financial recoveries from any such litigation by Ergon will first be applied to reimburse Ergon for its litigation expenditures with additional recoveries being paid to Ergon, subject to payments due to Verde as set forth in this Agreement. To the extent necessary to establish Ergon’s standing, Verde shall be required to join any infringement action filed by Ergon pursuant to this Section 8, provided that Ergon shall reimburse Verde for any expenses associated therewith. In any action to enforce the Verde Technologies or Verde Trademarks rights, either Party, at the request and expense of the other Party, including reimbursement for the reasonable external out-of-pocket expenses paid to attorneys and consultants retained in connection with taking such requested actions, shall cooperate to the fullest extent reasonably possible. Notwithstanding the foregoing or any other provision in this Agreement, in order to avoid any detriment to the Verde Technologies or Verde Trademarks, Ergon shall not settle any infringement action arising out of or related to the Verde Technologies or the Verde Trademarks without the express prior written consent of Verde, which consent shall not unreasonably be withheld or delayed.

9. Confidentiality

a. Protection of Confidential Information. Recipient agrees that all Confidential Information disclosed by Disclosing Party: (i) is to be held in strict confidence by Recipient, (ii) is to be used by and under authority of Recipient only for purposes reasonably in connection to the performance of Recipient’s obligations under, and otherwise in fulfillment of the purpose of, this Agreement, and (iii) shall not be disclosed by Recipient, its agents or employees, or modified, reverse engineered or adapted without the prior written consent of Disclosing Party or as authorized in this Agreement. Recipient’s obligation of confidentiality includes, without limitation, using at least the same degree of care with Disclosing Party’s Confidential Information as it uses to protect its own Confidential Information, but always at least a reasonable degree of care.

b. Exclusions. The obligations of confidentiality set forth in this Agreement shall not apply to any Confidential Information that: (i) is or becomes generally known to the public through no fault of the Recipient; (ii) was in the Recipient’s possession prior to disclosure by the Disclosing Party, as evidenced by the Recipient’s contemporaneous written records; or (iii) is independently developed by the Recipient without use of or reference to the Confidential Information, as evidenced by the Recipient’s contemporaneous written records.

c. Disclosure to Representatives. Recipient is permitted to disclose Confidential Information of the Disclosing Party to those of its owners, directors, officers, employees, agents, attorneys, accountants or Affiliates (those of the foregoing who receive the Confidential Information of the Disclosing Party, collectively, “Representatives”), on a need-to-know basis who require access to such information for purposes of this Agreement, provided such individuals are bound by terms of confidentiality no less restrictive than those contained herein. Recipient shall retain liability for the breach by its Representatives of the terms of this Agreement applicable to Representatives and shall immediately notify the Disclosing Party of any unauthorized disclosure or other breach.

LICENSE AGREEMENT

EXECUTION VERSION

d. Disclosure Required by Court Order or Law. If Recipient is required to disclose Confidential Information of the Disclosing Party pursuant to the order or requirement of a court, administrative agency, or other governmental body or applicable law, Recipient may disclose such Confidential Information to the extent required, provided that Recipient shall provide Disclosing Party with reasonable advance notice to enable Disclosing Party to seek a protective order and otherwise seek to prevent such disclosure. To the extent that Confidential Information of the Disclosing Party so disclosed does not become part of the public domain by virtue of such disclosure, it shall remain Confidential Information of the Disclosing Party protected pursuant to this Section 9.

e. Copies. Recipient agrees not to copy or record any of the Confidential Information, except as reasonably necessary to exercise its rights or perform its obligations under this Agreement and for archival purposes.

f. Return or Destruction of Confidential Information. Upon the expiration or termination of this Agreement, Recipient shall promptly return to the Disclosing Party all Confidential Information, samples, and copies of the Disclosing Party’s Confidential Information, or destroy all such copies and certify such destruction in writing to the Disclosing Party.

g. Continuing Obligations. The Parties’ confidentiality obligations under this Agreement will survive termination of this Agreement and will continue until the information is no longer Confidential Information due in no way to the fault of Recipient.

h. Copyright Notice. The placement of a copyright notice on any Confidential Information will not be construed to mean that such information has been published and will not release the other Party from its obligation of confidentiality under this Agreement.

10. Warranties; Disclaimer of Warranties

a. Each Party represents and warrants to the other Party as follows: (i) it is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to operate its properties and to carry on its business as presently conducted; (ii) it has full power and authority to execute, deliver and perform this Agreement; (iii) this Agreement constitutes a legally binding and valid obligation of the Party, enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, moratorium and other laws affecting creditors’ rights generally; (iv) the execution, delivery and performance of this Agreement by a Party and the consummation of the transactions contemplated hereby will not result in any violation of, conflict with, result in a breach of or constitute a default under any contract or agreement to which a Party thereof is a party; (v) to a Party’s knowledge, there is no action, suit, litigation, claim, administrative action, or investigation or proceeding by a governmental authority or other person pending or currently threatened in writing against or affecting a Party or its Affiliates that questions the validity of this Agreement or the right of a Party to enter into this Agreement or consummate the transactions contemplated hereby and, to a Party’s knowledge, there is no basis for the foregoing; (vi) no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state, or local governmental authority, or any third party, on the part of a Party or any Affiliate thereof is required in connection with the execution, delivery and performance of this Agreement.

LICENSE AGREEMENT

EXECUTION VERSION

b. Verde represents and warrants that (i) it shall perform the Services in compliance with all applicable laws, regulations, and ordinances; (ii) it has not granted to any third party any licenses or other rights that are in conflict with the terms and conditions of this Agreement; (iii) there are no third party intellectual property rights (including any patent rights) that were or would be infringed, misappropriated, or otherwise violated by the manufacture, use, or sale of Product or Product Materials; (iv) the Verde V24 and the biochar sold by Verde shall conform to the Specifications; (v) neither the Verde V24, the Product (if manufactured by Ergon in accordance with the Specifications), nor the finished end product (when combined with the biochar) will be toxic as defined in applicable federal, state or local or laws relating to pollution or protection of human health or the environment; and (vi) the Material Safety Data Sheet (“MSDS”) for the Verde V24 attached to this Agreement as Appendix 3 is the operative MSDS for the Verde V24. Except for the representations and warranties made in this Agreement, Verde makes no representations, warranties, or guarantees of any kind whatsoever with respect to the Services, the License, or any information provided to Ergon, whether express, implied, oral, written, or otherwise, including but not limited to warranties of performance, merchantability, and fitness for a particular purpose.

c. Ergon represents and warrants that (i) it shall comply with the Specifications; (ii) it shall not take any action to challenge, diminish, or interfere with Verde’s rights, title, and interest in and to Verde Trademarks, Verde Technologies, Verde Know-How, and any other Verde intellectual property rights; and (iii) it shall perform under this Agreement in compliance with all applicable laws, regulations, and ordinances.

d. Ergon’s sole and exclusive remedy for Verde’s failure to perform the Services in compliance with this Agreement shall be to terminate this Agreement upon written notice to Verde; provided that Verde shall have a reasonable opportunity to cure such failure following notice of such failure by Ergon.

11. Limitation of Liability. EXCEPT FOR OBLIGATIONS TO MAKE PAYMENT UNDER THIS AGREEMENT, LIABILITY FOR INDEMNIFICATION, OR LIABILITY FOR BREACH OF CONFIDENTIALITY, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR CONSEQUENTIAL, INDIRECT, INCIDENTAL, EXEMPLARY, PUNITIVE, OR SPECIAL DAMAGES, OR LOST PROFITS OR REVENUES OR BUSINESS INTERRUPTION, ARISING OUT OF OR RELATING TO THIS AGREEMENT, REGARDLESS OF (A) WHETHER SUCH DAMAGES WERE FORESEEABLE, (B) WHETHER A PARTY WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, AND (C) THE LEGAL OR EQUITABLE THEORY (CONTRACT, TORT, OR OTHERWISE) UPON WHICH THE CLAIM IS BASED.

12. Indemnification

a. Indemnification by Ergon. Ergon agrees to defend, hold harmless, and indemnify Verde, its Affiliates, and each of their owners, directors, officers, employees, contractors, agents, and Representatives (the “Verde Indemnified Parties”) from and against any liabilities, damages, causes of action, suits, judgments, liens, penalties, fines, losses, costs, and expenses (including, without limitation, reasonable attorneys’ fees and other expenses of litigation) (collectively “Liabilities”) resulting from claims or demands of third parties (“Third Party Claims”) brought against Verde Indemnified Parties resulting from (i) the exercise or practice of the License granted hereunder; (ii) the performance or suitability of any surface course material product of Ergon that was not manufactured with Verde V24 or biochar purchased from Verde; (iii) a material breach of this Agreement by Ergon, its Affiliates, or their directors, officers, employees, agents, or Representatives; or (iv) the negligence or willful misconduct of Ergon, its Affiliates, or their directors, officers, employees, agents, or Representatives, provided, however, that Ergon shall have no obligations under this Section with respect to Third Party Claims to the extent arising out of or resulting from (a) a breach of this Agreement by the Verde Indemnified Parties, or (b) the negligence or willful misconduct of the Verde Indemnified Parties.

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EXECUTION VERSION

b. Indemnification by Verde. Verde agrees to defend, hold harmless, and indemnify Ergon, its Affiliates, and each of their directors, officers, employees, and agents (the “Ergon Indemnified Parties”) from and against any Liabilities resulting from Third Party Claims brought against Ergon Indemnified Parties to the extent arising out of or resulting from (i) a breach of any of the terms or provisions of this Agreement by Verde, its Affiliates, or their directors, officers, employees, agents, or Representatives; or (ii) the negligence or willful misconduct of Verde, its Affiliates, or their directors, officers, employees, agents, or Representatives in the performance of this Agreement; provided, however, that Verde shall have no obligations under this Section with respect to Third Party Claims arising out of (a) a breach of this Agreement by the Ergon Indemnified Parties, or (b) the negligence or willful misconduct of the Ergon Indemnified Parties.

c. Conditions of Indemnification. Neither Party may enter into any settlement that would admit any wrongdoing by or impose any liability on the part of the other Party, or impose any obligation on the other Party, without the other Party’s prior written consent. Each Party’s agreement to indemnify, defend, and hold harmless hereunder is conditioned upon the indemnified Party (i) providing written notice to the indemnifying Party of any claim, demand, or action arising out of the indemnified matter as soon as reasonably possible, and in any event no later than within thirty (30) calendar days after the indemnified Party has actual knowledge of such claim, demand, or action; (ii) responding to such claim, demand, or action within thirty (30) calendar days after such notice, and if no response is pursued then permitting the indemnifying Party to assume control over the investigation of, preparation and defense against, and settlement or voluntary disposition of any such claim, demand or action; (iii) assisting the indemnifying Party, at the indemnifying Party’s reasonable expense, in the investigation, preparation, defense, and settlement or voluntary disposition of any such claim, demand or action; and (iv) not compromising, settling, or entering into any voluntary disposition of any such claim, demand or action without the indemnifying Party’s prior written consent, which consent shall not be unreasonably withheld; provided, however, that, if the Party entitled to indemnification fails to promptly notify the indemnifying Party pursuant to the foregoing clause (i), the indemnifying Party will only be relieved of its indemnification obligation to the extent materially prejudiced by such failure.

13. Insurance

a. Insurance Requirements. Throughout the Term, each Party shall, at its sole cost and expense, procure and maintain [**]. Each Party shall have the other Party named as an additional insured under such policies.

b. Evidence of Insurance and Notice of Changes. Within [**] after the Effective Date, and thereafter upon request by either Party, the other Party shall provide the requesting Party with written evidence of such insurance. Additionally, a Party shall provide the other Party with written notice at least fifteen (15) days prior to a Party cancelling, not renewing, or materially changing such insurance and further cause the issuing insurance company to provide to the other Party, at least [**] advance written notice of cancellation, non-renewal, or reduction in coverage, terms, or limits.

c. Waiver. To the fullest extent permitted by law, each Party and its insurers waive its right of recovery against any indemnitees hereunder for any claims, losses, or damages covered by any insurance policy required under this Agreement, including any self-insured retentions, deductibles, and/or self-insurance. Each Party is solely responsible for (a) all deductibles, self-insured retentions, and payment of insurance policy premiums; and (b) for agreements entered into after the Effective Date, ensuring its buyers of all tiers to maintain insurance in accordance with the insurance requirements in this Agreement.

LICENSE AGREEMENT

EXECUTION VERSION

d. Certificate of Insurance. Each Party shall provide the other Party with Certificates of Insurance and copies of all endorsements and evidence of the insurance required herein. Each Party shall name the other Party as an additional insured. Each Party shall have the right, but not the obligation, to examine any insurance policy required of the other Party hereunder. Neither (a) a Party’s procurement and maintenance of insurance under this Agreement nor (b) the failure of any insurance company to pay claims, shall relieve such Party of its obligations under the Agreement. Each Party shall reimburse the other Party for any amounts that should have been paid by such insurance company. Nothing shall relieve a Party from, nor be deemed a waiver of, the other Party’s right to enforce the requirements herein. The types and amounts of insurance (including endorsements thereto) carried in compliance with or in addition to these Insurance Requirements are not to be construed as a limitation of a Party’s liability. The indemnification and Insurance Requirements required by this Agreement shall survive the expiration or termination of this Agreement and must be of sufficient type, scope, and duration to ensure the Parties are protected from any indemnification, ongoing or completed operations, or losses which may arise out of the performance of this Agreement.

14. Notices. Any notice under this Agreement must be given in writing and shall be deemed delivered when delivered personally or delivered by recognized carrier service (e.g., FedEx) or delivered by email transmission to the address set forth below or such other address of which a Party may notify the other Party in writing from time to time:

If to Ergon:	Ergon Asphalt & Emulsions, Inc. 2829 Lakeland Drive Jackson, MS 39232 Email: [*] Attn: [*]

If to Ergon, copy (which shall not constitute notice) to:

Watson Jones PLLC 2829 Lakeland Dr., Suite 1502 Mirror Lake Plaza Flowood, MS 39232 Email: rjones@wjpllc.com Attn: Robert Jones, Esq

If to Verde:	Verde Renewables, Inc. 8112 Maryland Ave., Suite 400 St. Louis, MO 63105 Email: [*] Attn: Jack Wong, Chief Executive Officer

If to Verde, copy (which shall not constitute notice) to:

Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas, 11th Floor New York, NY 10105 Email: ranslow@egsllp.com Attn: Richard I. Anslow, Esq.

15. Force Majeure. Neither Party shall be liable or responsible to the other Party, nor be deemed to have defaulted under or breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement (except for any obligations of Ergon to make payments to Verde hereunder), if such failure or delay is caused by or results from acts beyond the reasonable control of the impacted Party (“Impacted Party”), including the following force majeure events (each, a “Force Majeure Event”): (a) acts of nature; (b) fire, flood, freeze, explosion, pandemic, or epidemic; (c) war, invasion, hostilities (whether war is declared or not), terrorist threats or acts, riot, or other civil unrest; (d) changes in requirements of laws, regulations, or ordinances; (e) actions, embargoes, or blockades in effect on or after the date of this Agreement; (f) governmental action or order; (g) national or regional emergency; (h) strikes, labor stoppages or slowdowns, or other industrial disturbances; (i) shortages of or delays in receiving raw materials; (j) breakdown of machinery or equipment; or (k) shortage of adequate power or transportation facilities. The Impacted Party shall give notice to the other Party of the Force Majeure Event within ten (10) days of the Force Majeure Event, and such notice shall state the period of time the Force Majeure Event is expected to continue. The Impacted Party shall use diligent efforts to end the failure or delay and ensure the effects of such Force Majeure Event are minimized. The Impacted Party shall resume the performance of its obligations as soon as reasonably practicable. In the event that the Impacted Party’s failure or delay remains uncured for a period of ninety (90) consecutive days following written notice given by it under this Section, either Party may thereafter terminate this Agreement upon thirty (30) days’ written notice.

LICENSE AGREEMENT

EXECUTION VERSION

16. General Provisions

a. Construction of Agreement. Headings are included for convenience only and shall not be used to construe this Agreement. The Parties acknowledge and agree that both Parties substantially participated in negotiating the provisions of this Agreement; therefore, the Parties agree that any ambiguity in this Agreement shall not be construed more favorably toward one Party than the other Party, regardless of which Party primarily drafted this Agreement.

b. Compliance with Laws. The Parties shall at all times comply with all laws, statutes, rules, regulations, orders, and ordinances (“Laws”) applicable to this Agreement, each Party’s performance of its obligations hereunder, and Verde’s provision of the Services. Without limiting the generality of the foregoing, each Party shall (a) at its own expense, maintain all certifications, credentials, licenses, and permits necessary to conduct its business relating to the Services and (b) not engage in any activity or transaction involving the Services that violates any Law.

c. Governing Law; Jurisdiction and Venue. This Agreement, including all exhibits, schedules, attachments and appendices attached hereto and thereto, and all matters arising out of or relating to this Agreement, are governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to the conflict of laws provisions thereof. The United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement in whole or in part. Regardless of what venue would otherwise be permissive or required, the Parties stipulate that all actions arising under or related to this Agreement shall be brought in the state or federal courts located in Wilmington, Delaware. The Parties agree that either of such forums is mutually convenient and bears a reasonable relationship to this Agreement, and the Parties waive objection to any venue laid therein. The Parties irrevocably submit to the jurisdiction of such courts for the purpose of any suit, action or other proceeding arising under or related to this Agreement.

d. Attorneys’ Fees. If either Party breaches any of its obligations under this Agreement, the breaching Party shall pay all actual costs, expenses, and fees, including all attorneys’ and other professionals’ fees, incurred by the non-breaching Party in protecting, enforcing, or interpreting its rights under this Agreement. In addition, the non-prevailing Party in any suit or action relating to this Agreement shall pay all actual costs, expenses, and fees incurred by the prevailing Party.

e. Modification. Any modification of this Agreement will be effective only if it is in writing and signed by duly authorized representatives of both Parties hereto. No modification of this Agreement will be made as a result of email message, text message, or phone communications.

f. Severability. If any provision of this Agreement is held to be invalid, illegal, or unenforceable in any jurisdiction, in whole or in part, the Parties shall negotiate in good faith a valid, legal, and enforceable substitute provision that most nearly reflects the original intent of the Parties, and all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be construed in order to carry out the intentions of the Parties as nearly as may be possible. Should the Parties be unable to agree, the Parties hereby request the court to reform the otherwise illegal, invalid, or unenforceable provision with a legal, valid, and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible. Such invalidity, illegality, or unenforceability shall not affect the validity, legality, or enforceability of such other provisions in any other jurisdiction, so long as the essential essence of this Agreement remains enforceable.

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EXECUTION VERSION

g. Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to confer any benefits, rights, or remedies on any entity, other than the Parties and their permitted successors and assigns.

h. Waiver. Neither Party will be deemed to have waived any of its rights under this Agreement unless the waiver is in writing and signed by such Party. No delay or omission of a Party in exercising or enforcing a right or remedy under this Agreement shall operate as a waiver thereof.

i. Relationship of the Parties. Neither Party nor any of its directors, officers, partners, employees, agents, contract or temporary employees, consultants, or any other person or entity acting on its behalf shall be deemed to be an employee, agent, partner, owner, or joint venturer of the other Party for any purpose whatsoever. Each Party shall act as an independent contractor, and nothing contained herein shall be construed to be inconsistent with this relationship. Neither Party shall have nor shall be deemed to have any interest whatsoever in any tangible or intangible property belonging to the other Party, including, without limitation, proprietary property or property rights or intellectual property or intellectual property rights, or any license agreement associated therewith.

j. Assignment; Successors and Assigns. Neither Party may assign or delegate this Agreement or any of its rights or obligations hereunder, except to an Affiliate, without the prior written consent of the other Party, which consent shall not be unreasonably withheld, delayed, or conditioned. Any assignment or delegation to an Affiliate shall require prompt written notice to the other Party. Any purported assignment or delegation in violation of this Section is null and void. No assignment or delegation relieves the assigning or delegating Party of any of its obligations under this Agreement. Notwithstanding the foregoing, the rights and obligations of the Parties, as set forth in this Agreement, shall be binding on and inure to the benefit of the Parties’ permitted successors and assigns.

k. No Other Promises and Agreements; Represented by Counsel. Each Party acknowledges and agrees that no promise or agreement which is not expressly set forth in this Agreement has been made to the other Party prior to executing this Agreement, and that such Party is not relying upon any statement or representation of the other Party or its representatives. Each Party is relying on its own judgment and has had the opportunity to be represented by legal counsel.

l. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same agreement. Any counterparts which are executed or delivered by electronic means shall be legal and binding on all Parties hereto.

m. Entire Agreement. This Agreement, along with all appendices, exhibits, agreements, and documents attached hereto or incorporated by reference herein, constitutes the entire agreement between the Parties regarding the subject matter of this Agreement, and supersedes all prior written or verbal agreements, representations and understandings relative to such matters.

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EXECUTION VERSION

(Signature Page Follows)

LICENSE AGREEMENT

EXECUTION VERSION

The Parties have caused this License Agreement to be executed by their respective duly authorized representatives as of the Effective Date.

Ergon Asphalt & Emulsions, Inc.		Verde Renewables, Inc.
Signature	/s/ Patrick Nation	Signature	/s/ Jack Wong
Name	Patrick Nation	Name	Jack Wong
Title	President	Title	Chief Executive Officer
Date	October 10, 2025	Date	October 10, 2025

LICENSE AGREEMENT

EXECUTION VERSION

Appendix 1

Trademarks and Branding Guidelines

Verde Trademarks

●	#TransitiontoZero
●	Verde
●	V24

Verde Branding Guidelines

[**]

License Agreement

EXECUTION VERSION

Appendix 2

Verde Services

“Services” shall mean the following core areas of support, together with any additional services provided under this Agreement or as may be mutually agreed upon by the Parties from time to time to ensure effective performance:

1. Carbon Accounting, Biochar Sales, and Distribution

Verde shall manage the carbon sales and distribution of biochar to Ergon’s customers, ensuring continuity of supply to support commercialization. Verde shall:

●	Confirm that biochar supplied meets the Specifications necessary for final mix performance.
●	Track, monitor, and validate application volumes and associated carbon-sequestering outcomes.
●	Ensure carbon removal credits are generated in accordance with recognized standards and registries.
●	Administer data collection, reporting, and verification processes relating to carbon accounting.
●	Coordinate with Ergon on reporting and revenue-sharing processes to maintain transparency, compliance, and mutual benefit.

2. Construction Services

Verde shall provide technical and field support services to facilitate adoption of the licensed technology, including:

●	Development and delivery of training programs for Ergon’s customers, covering the proper materials characterization, design, handling, production, placement, and monitoring of final mixes.
●	Participation in demonstration projects and pilot installations, including collaboration with Ergon and its customers in real-world environments to showcase construction and performance.
●	Provision of on-site supervision, technical guidance, and data collection to validate field results.
●	Support in analyzing and disseminating project outcomes to accelerate commercial adoption.

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EXECUTION VERSION

Appendix 3

MSDS

[**]

License Agreement

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